                                                                   EXHIBIT 10.13

January 26, 2000


High Equity Partners L.P. - Series 86
100 Jericho Quadrangle, Suite 214
Jericho, NY  11753-2727

Attn: Mr. Peter Braverman



RE:  Valuation Analysis for High Equity Partners L.P. - Series 86
     ("the Partnership")


Gentlemen:


By letter dated June 14, 2000, as amended by letters dated December 1, 2000 and January 23, 2001, the Partnership retained Insignia/ESG, Inc. ("Insignia") to undertake four separate valuation analyses with respect to the Partnership on behalf of the Partnership. The engagement letter states that the Partnership proposes to be converted (the "Transaction") into a real estate investment trust (the "REIT") as described by the Partnership's management in Amendment No.5 to the Registration Statement on Form S-4 of the REIT. We have assumed that in the Transaction, each Partnership Unit would be exchanged for two REIT shares. In each of the analyses, the value arrived at is expressed as an amount per proposed REIT share. The following summarizes the specific analyses that the Partnership asked us to perform.

1. An examination of the secondary market trading history ("Secondary Market Trading History Analysis") of the existing units of limited partnership interest in the Partnership (the "Partnership Units") on the limited secondary markets;

2. An analysis of the value of the net assets of the Partnership, and the amount of cash available for distribution to partners, were the Partnership to liquidate all of its real estate (the "Properties") and other assets ("Liquidation Analysis");

3. An analysis of the value of the Partnership Units, on a going concern basis, based upon the future cash flow to be received by partners ("Going Concern Analysis");

4. On the assumption that the Partnership was converted to the REIT, an analysis of the expected range in which the REIT shares would trade based upon an examination of comparable publicly traded real estate investment trusts ("Conversion and Comparable Company Analysis").

In performing these analyses, we reviewed the documents provided to us by the Partnership which are identified on Schedule A to this letter and we have relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all financial and other information provided to or discussed with us by the Partnership, its general partner and their respective employees, representatives and affiliates. With respect to forecasts of the future financial condition and operating results of the Partnership and the proposed REIT provided to or discussed with us, we assumed, at the direction of the management of the Partnership, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best currently available information, estimates and good faith judgments of the management of the Partnership. Except for the appraisals provided to us by the Partnership referred to below, we have also relied upon assurances of the management of the Partnership that they are unaware of any facts that would make the historical information or forecasts incomplete or misleading. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities (contingent or otherwise) of the Partnership. The analyses do not address the tax consequences of any aspect of the proposed Transaction (other than transfer taxes assumed with the disposition of real estate upon liquidation). We are not expressing any opinion as to the underlying evaluation, future performance or long-term viability of the Partnership or the proposed REIT, or the price at which Partnership Units or proposed REIT shares will trade, whether or not the Transaction occurs. Our analyses are necessarily based on the information available to us and general economic, financial and securities market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect our analyses, we do not have any obligation to update, revise or reaffirm the analyses.

OVERVIEW OF CUSHMAN AND WAKEFIELD APPRAISAL METHODS
---------------------------------------------------

Insignia was provided with Cushman & Wakefield's ("Cushman") appraised values as of June 30, 2000 for the Properties ("Appraised Values"). The valuation approach selected by Cushman for the Properties varies based on each Property's particular demise, encumbrances and the market conditions affecting it. With the exception of the Properties identified as Tri-Columbus and Melrose Crossing I, Cushman employed a discounted cash flow approach with, in most cases, support from the sales comparison approach.

Under the discounted cash flow approaches, the cash flows for the Properties for the next 10 years were projected. At the end of the 10th year a terminal value ("Terminal Value") was added to the cash flow by capitalizing the projected 11th year net operating income at a rate ("Appraised Cap Rate") selected by Cushman and then deducting the anticipated costs associated with selling the Properties ("Selling Costs"). The cash flows were then discounted to present utilizing a discount rate ("Appraised Discount Rate") selected by Cushman.

The values for Melrose Crossing I were determined based on the replacement cost approach.

The values for the Tri-Columbus property were based on a direct capitalization of income approach through which Cushman capitalized estimated stabilized net operating income at the Appraised Cap Rate selected by Cushman.

For the properties held through joint venture interests, Cushman provided a second set of values ("Discounted J.V. Values") which contemplate a 25% to 30% discount ("Joint Venture Discounts") to the Appraised Values in consideration of the illiquidity associated with the ownership structure. The Discounted J.V. Values together with the Appraised Values for the non-joint venture Properties together constitute the Adjusted Appraisals ("Adjusted Appraisals").

1. SECONDARY MARKET TRADING HISTORY ANALYSIS
--------------------------------------------

The Secondary Market Trading History Analysis is intended to value the Partnerships based on the recent trading prices of Partnership Units. These secondary markets cannot be characterized as either efficient or liquid markets, and Partnership Units are expected to trade at a discount to liquidation value or value based upon a going-concern analysis of the Partnership. The information provided to us by the Partnership included the high sale price and low sale price per Partnership Unit during each two months of trading from April 1, 1996 to September 30, 2000, together with a weighted average price per Partnership Unit for the same period. The ranges of values indicated by this analysis are based upon that secondary market trading data, with particular consideration given to the weighted average trading prices in August and September, 2000, the most recent period for which data was provided. Also considered are the trends in prices over the period for which data was provided. The resulting range of values per REIT share from the Secondary Market Trading History Analysis is indicated to be $37.75 to $42.57 per share.

2. LIQUIDATION ANALYSIS
-----------------------

The Liquidation Analysis is intended to value the Partnership's net assets assuming a complete liquidation of the Partnership on a current basis. For purposes of this analysis, we assumed that the non-joint venture Properties would sell at their Appraised Values and that interests in joint ventures would sell at the values indicated in the Adjusted Appraisals.

The Liquidation Analysis assumes an adjustment for the anticipated property disposition costs consisting of estimated transfer taxes, brokerage commissions and closing costs ("Disposition Costs"). To the extent Properties were appraised based on a discounted cash flow methodology, Disposition Costs were assumed to be equal to Selling Costs utilized by Cushman in determining Terminal Value. For Properties valued based on either a direct capitalization method or replacement cost method, Disposition Costs were assumed to be 5% of Adjusted Appraisals.

Consideration was also given for the non-real estate assets of the Partnership. The net assets considered were the Assets and Liabilities reported on the Balance Sheet at September 30, 2000 included in the Form 10-Q of the Partnership for the period ended Septmber 30, 2000 and were included at the value set forth on the Balance Sheet with the exception of the assets classified as Other Assets on the Balance Sheets. The only Other Assets included were those that were deemed to have value upon liquidation, i.e. furniture, fixtures & equipment and receivables.

The fee giveback obligation was also considered to be realized by the limited partners of the Partnership at full value as of September 30, 2000.

Finally, consideration was given for the partnership dissolution costs that were estimated at $500,000 for the Partnership.

No general partner liquidation fees or priority distributions were considered, as the partnership liquidation values would not provide for same under the terms of the Partnership Agreement.

The resulting range of values per proposed REIT share based on the Liquidation Analysis is indicated to be $67.71 to $76.36 per share.

3. GOING-CONCERN ANALYSIS
-------------------------

Insignia was provided with the distribution history of the Partnership. In addition, pro forma financial statements showing forecasts of Partnership cash flows, expenses and potential distributions were also provided to us by the Partnership for the period ending December 31, 2001.

The Going-Concern Analysis is intended to value the Partnership as a going-concern assuming its current asset base. The most significant component of the value of the Partnership as a going-concern is the distributions to the partners, which are assumed to be equal to the cash flow from the Partnership's real estate assets. For purposes of this analysis, the Properties' cash flows were attributed values based on the Appraised Values.

An adjustment was made to give effect for the joint venture illiquidity that would impact the Terminal Values of the joint venture Properties. This adjustment was made for the joint venture Properties that were valued by Cushman pursuant to the discounted cash flow methodology, by applying to the Terminal Value the same Joint Venture Discount utilized by Cushman in determining the appraised liquidation value and discounting it to the present utilizing the Appraised Discount Rate. For joint venture Properties appraised under the direct capitalization approach, an adjustment was made to give effect to the joint venture illiquidity that would affect the implied Terminal Values of these Properties. This value was then discounted to the present at 12%.

Consideration was also given for the non-real estate assets of the Partnership. The net assets considered were the Assets and Liabilities cited on the Balance Sheet as of

September 30, 2000 included in the Form 10-Q of the Partnership for the period ended September 30, 2000, and were included at the value set forth in the Balance Sheet with the exception of the assets classified as Other Assets on the Balance Sheet of the Partnership at September 30, 2000. The only Other Assets included were those that were deemed to have value upon liquidation, i.e. furniture fixtures & equipment and receivables.

An adjustment was also made to reflect the going-concern reserve requirements. A general reserve of $1,000,000 was to be maintained by the Partnership and then liquidated upon termination of the Partnership. An adjustment was thus made equal to the cost of maintaining this reserve. The net cost was assumed to be 12% of the reserve per annum. A further adjustment was made for anticipated capital expenditures at properties that were valued under either the replacement cost or direct capitalization approaches, as no capital reserves were considered in the appraisals for these properties. The reserves were based on actual anticipated capital requirements over the next five years as estimated by the management of the Partnership, and were discounted to present from the anticipated date of expenditure utilizing a discount rate of 5%. A 5% discount rate was selected as it is the approximate rate at which the reserved funds are expected to earn interest.

Finally, an adjustment was made for the cost of asset management fees and administrative costs. The values of these costs were derived by discounting the anticipated annual cost of these expenses for the life of the partnership. The capitalization rates employed were equal to the weighted average Appraised Discount Rate/Appraised Cap Rate for the Properties.

The resulting range of values per proposed REIT share based on the Going-Concern Analysis is indicated to be $56.98 to $64.25 per share.

4. CONVERSION AND COMPARABLE COMPANY ANALYSIS
---------------------------------------------

The Conversion and Comparable Company Analysis endeavors to determine the range of values for the proposed REIT's shares.

The methodology employed in determining the REIT's range of values consisted of applying the Projected Funds from Operations ("Projected FFO") of the REIT to a range of multiples (the "FFO Multiples") which are consistent with the FFO Multiples (based on projected funds from operations for 2001) at which small-capitalization real estate investment trusts (those with an implied market capitalization less than $250 million) were trading in the marketplace during November 2000. Funds from operations were calculated in accordance with the guidelines set out by the National Association of Real Estate Investment Trusts ("NAREIT"). While no directly comparable companies were identified, by adjusting the median Projected FFO multiple for small-capitalization real estate investment trusts a range of reasonable FFO Multiples for the REIT was established. At your request, we limited the range of FFO Multiples for the REIT to approximately 10% from the low multiple to the high multiple. The resulting range of reasonable FFO Multiples for the REIT was determined to be 5.1 to 5.6.

The Projected FFO of the REIT is comprised of two components: (1) Pro-forma FFO ("Pro-Forma FFO") for the assets currently owned ("Current Assets") by the Partnership and (2) Anticipated FFO ("Anticipated FFO") for assets projected to be acquired by the REIT in the future ("New Assets").

The Pro-Forma FFO is based on the actual operating results of the Current Assets for the 12 month period ending September 30, 2000, as adjusted for the anticipated increase in Asset Management Fees resulting from the higher Adjusted Appraisals as compared to the 1998 appraised values.

Anticipated FFO is based on the projected operating results of the New Assets, as decreased by the rise in the asset management fees resulting from the acquisition of the New Assets. The New Assets are assumed to be acquired in two ways: (1) by utilizing all available cash less a reserve equal to 3% of the Adjusted Appraisals to buy New Assets and (2) by leveraging the Current Assets and the New Assets to a level of 75% with debt which carries an interest rate of 8%. The New Assets are assumed to generate net operating income equal to 10.5% of their gross purchase price. The resulting range of values per proposed REIT share based on the Conversion and Comparable Company Analysis are indicated to be $45.41 to $49.87 per share.

Estimates of value of the proposed REIT shares are not intended and should not be construed as a prediction of estimates as to the trading price of the proposed REIT shares upon or after consummation of the Transaction.

The information set forth in this letter does not constitute and should not be construed as a recommendation to any holder of Partnership Units with respect to the proposed Transaction. The analyses do not address the merits of the proposed Transaction or consider any alternatives to the proposed Transaction. This letter has been prepared for the Partnership, and should not be reproduced, summarized, described or referred to without the prior written consent of Insignia; provided, however, that this letter may be summarized and reproduced in full in the Registration Statement on Form S-4 to be filed by the Partnership.

                                            Insignia/ESG, Inc.

                                            By:  /s/ Kevin F. Haggerty
                                               ------------------------
                                            Title: Executive Managing Director

                                            Name:  Kevin F. Haggerty

SCHEDULE A

             LIST OF PARTNERSHIP-PROVIDED INFORMATION AND MATERIALS
             ------------------------------------------------------

------------------------------------------------------- -----------------------------------------------------
ITEM                                                    DESCRIPTION
------------------------------------------------------- -----------------------------------------------------

Appraisals                                              Narrative appraisals of each of the Partnership's
                                                        properties prepared by Cushman & Wakefield as of
                                                        June 30, 2000
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Forms 10-K                                              Form 10-K for the Partnership for the year ended
                                                        December 31, 1999
------------------------------------------------------- -----------------------------------------------------

Forms 10-Q                                              Form 10-Q for the Partnership for the quarter ended
                                                        September 30, 2000
------------------------------------------------------- -----------------------------------------------------

Capital Plans                                           Descriptions of the anticipated capital
                                                        improvements requirements at of the Partnership's
                                                        properties for the next 5 years
------------------------------------------------------- -----------------------------------------------------

Asset Management Fees                                   The Partnership's and the proposed REIT's
                                                        anticipated asset management fees based on the
                                                        Appraised Values
------------------------------------------------------- -----------------------------------------------------

Administrative                                          Expenses The Partnership's and the
                                                        proposed REIT's anticipated Administrative
                                                        Costs based on historical costs and management's
                                                        estimation of future costs assuming a 3%
                                                        inflationary factor
------------------------------------------------------- -----------------------------------------------------

Pro-Forma                                               FFO A projection of the Partnership's and the
                                                        REIT's funds from operations based on the
                                                        assets currently owned by the Partnership.
------------------------------------------------------- -----------------------------------------------------

Anticipated FFO                                         A projection of the increase in the REIT's funds
                                                        from operations based on the acquisition of New
                                                        Assets assuming 75% leverage of the Partnership's
                                                        Current  Assets  and New Assets, and use of
                                                        approximately 80% of the Partnership's current cash
                                                        reserves for the acquisition of New Assets.
                                                        Leverage was assumed to be 75% and bear interest at
                                                        an average rate of 8%, and New Assets were assumed
                                                        to generate net operating income of 10.5% of their
                                                        gross cost. Asset Management Fees were assumed to
                                                        be based upon 1.25% of the prospective value of the
                                                        New Assets.
------------------------------------------------------- -----------------------------------------------------


------------------------------------------------------- -----------------------------------------------------
Excess Cash Distribution                                Excess cash distribution equals cash on hand at
                                                        September 30, 2000 less projected capital
                                                        improvements and reserves.
------------------------------------------------------- -----------------------------------------------------

Projected FFO                                           The total FFO assumed to be generated
                                                        by the proposed REIT in the future. Calculated
                                                        by adding the Pro-Forma FFO and Anticipated FFO.
------------------------------------------------------- -----------------------------------------------------

Going-Concern Reserve Requirements                      An estimate of the cost of the maintenance and use
                                                        of the cash reserves projected for the Partnership
                                                        assuming the proposed REIT conversion does not occur.
------------------------------------------------------- -----------------------------------------------------

Form S-4                                                Amendment No. 5 to the Registration Statement on
                                                        Form S-4 filed by the REIT in January 2001.
------------------------------------------------------- -----------------------------------------------------

Pro-Forma Partnership Income Statements                 Pro-forma stabilized income statements for the
                                                        Partnership assuming the proposed REIT conversion
                                                        does not occur. These statements reflect
                                                        operations for the twelve month period ended
                                                        September 30, 2000 as adjusted for major known
                                                        changes in  property operations, changes in the
                                                        Asset Management Fees based on the increased
                                                        Appraised Going-Concern Values, and increased
                                                        administrative costs assuming an inflationary
                                                        factor of 3%.
------------------------------------------------------- -----------------------------------------------------

Secondary Market Trading History                        Chart of number and prices of Partnership
                                                        Units sold from April 1, 1996 through
                                                        September 30, 2000 as reported by
                                                        Partnership Spectrum.
------------------------------------------------------- -----------------------------------------------------

Fee Giveback Obligations                                The General Partner's current fee giveback
                                                        obligations stipulated in The Class
                                                        Action Settlements, as defined in the Form S-4.
------------------------------------------------------- -----------------------------------------------------

Going Concern Distributions                             Estimates of the distributions by the
                                                        Partnership if the Partnership were to be
                                                        a going concern.
------------------------------------------------------- -----------------------------------------------------

Partnership Dissolution Costs                           Estimates of the Partnership-level  costs
                                                        associated with the  dissolution  and winding
                                                        up of the affairs of the Partnership.
------------------------------------------------------- -----------------------------------------------------
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